EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2025 with respect to the statement of condition including the related portfolio schedule of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2025-2 (included in Invesco Unit Trusts, Series 2412) as of March 10, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-284128) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 10, 2025